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                                                                 EXHIBIT 99.1
CADENCE COMPLETES MERGER WITH CCT

COMBINATION RESULTS IN IMMEDIATE SYNERGIES FOR CUSTOMERS FACING SYSTEM-CHIP AND HIGH-SPEED PCB CHALLENGES

SAN JOSE, Calif., May 7/PRNewswire/-- CADENCE DESIGN SYSTEMS, INC. (NYSE:CDN) announced that its merger transaction with Cooper & Chyan Technology, Inc.
(CCT) (Nasdaq: CCTI-NEWS) will be consummated today in a move that immediately results in the industry's leading solution for the design of sophisticated integrated circuits and high-speed printed circuit boards. The merger will address one of the most critical aspects of next-generation electronic product design: how the elements contained on leading edge silicon chips and printed circuit boards are designed and connected together.

"Given the staggering speed of innovation in silicon process technology, we are facing an impending productivity crisis in electronic product design" said Joe Costello, president and CEO of Cadence. "The powerful combination of intellectual capital resident in Cadence and CCT will enable us to radically accelerate the delivery of innovative technology solutions necessary to address these paramount issues."

Customers are benefiting today from the combination of complementary design solutions already available from Cadence and CCT. With the completion of the merger, the two companies can immediately focus on enhancing the interoperability between their respective market leading tools. "The technical and cultural synergies between Cadence and CCT make this a very solid merger that will have immediate impact on the productivity of our customers," said Jack Harding, former CEO of CCT, now a Cadence senior vice president. "I am confident that the combination of our two organizations will generate substantial leverage."

On Tuesday, the United States Federal Trade Commission (FTC) accepted Cadence's agreement to comply with a Consent Order. The agreement calls for Cadence to expand its Connections Program to enable independent software developers to provide interfaces to Cadence's integrated circuit (IC) design tools. The FTC has 60 days in which to withdraw, modify or make final its acceptance of Cadence's agreement with the FTC, during which time the agreement, the proposed Consent Order and related documents will be made available for public comment.

Pursuant to the merger, each outstanding share of CCT common stock is being exchanged for .85 shares of Cadence common stock. This results in a total issuance of approximately 11.4 million Cadence shares in exchange for all outstanding shares of CCT stock. Cadence is also assuming CCT employee stock options, which are becoming options to purchase approximately 1.9 million shares of Cadence common stock. As a result of the merger, CCT is becoming a wholly-owned subsidiary of Cadence. The merger is expected to be accounted for as a "pooling of interests."

This news release contains forward looking statements that involve risks and uncertainties, including risks that the FTC might withdraw its acceptance of the agreement with Cadence, in which case the FTC might reopen its investigation with respect to the CCT merger; that the




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integration of the operations, technologies, products and employees of
Cadence and CCT might not occur as anticipated; that the synergies expected to result from the merger might not occur as anticipated; and that management's attention might be diverted from day-to-day business activities. Actual results and developments may differ materially from those described in this release. For more information about Cadence and risks arising when investing in Cadence, refer to Cadence's most recent reports on Form 10-K and Form 1O-Q, and recent registration statement on Form S-4 related to the merger, as filed with the United States Securities and Exchange Commission.

Cadence Design Systems, Inc. provides comprehensive services and technology for the product development requirements of the world's leading electronics companies. Cadence is the largest supplier of software tools and professional services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronic-based products. With more than 3,500 employees and annual sales of $742 million in 1996, Cadence has sales offices and research facilities around the world.
The company is headquartered in San Jose, Calif. and traded on the New York Stock Exchange under the symbol CDN. More information about the company can be obtained from the World Wide Web at HTTP://WWW.CADENCE.COM.